Exhibit 2.4

EXECUTION COPY

AMENDED AND RESTATED

TRANSFER, REGISTRATION, PAYING

AGENT AND SHAREHOLDER

SERVICES AGREEMENT,

dated as of July 1, 2014,

by and between

UNILEVER N.V.

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

Amended and Restated Transfer, Registration, Paying Agent and Shareholder Services Agreement, dated as of July 1, 2014, by and between UNILEVER N.V., a corporation organized under the laws of The Netherlands, and its successors (the “Issuer”), and DEUTSCHE BANK TRUST COMPANY AMERICAS., an indirect wholly owned subsidiary of Deutsche Bank A.G., and any of its successors (“DBTCA”).

W I T N E S S E T H    T H A T:

WHEREAS, the Issuer has duly authorized and issued, and may in its discretion issue, ordinary shares, nominal value € 0.16 per share (the “Common Shares”); and

WHEREAS, the Issuer has appointed SGG Netherlands N.V. (“SGG”) to act as local registrar for its Common Shares in the Netherlands registered in the Dutch Shareholders’ Register (as hereinafter defined); and

WHEREAS, the Issuer has appointed SGG to act as local transfer and paying agent for its Common Shares in the Netherlands (the “Dutch Shares”); and

WHEREAS, the Issuer had previously appointed Citibank, N.A. (“Citibank”) to act on its behalf as U.S. registrar, transfer agent, paying agent and shareholder servicing agent pursuant to that certain Transfer, Registration, Paying Agent and Shareholder Services Agreement, dated as of February 14, 2006, between the Issuer and Citibank, as amended, (the “Previous Agency Agreement”); and

WHEREAS, the Issuer now wishes to appoint DBTCA as U.S. registrar, transfer agent, paying agent and shareholder servicing agent (DBTCA in such capacities, the “U.S. Registrar,” “U.S. Transfer Agent,” “U.S. Paying Agent” and “U.S. Shareholder Servicing Agent,” respectively, and collectively, the “U.S. Agent”) for the Common Shares registered with DBTCA on a register maintained in New York, New York by DBTCA (the “New York Register”) and represented either (i) by share certificates printed in the English language (such certificates, the “New York Certificates”) (including New York Shares (as hereinafter defined) for which the New York Certificates are held on behalf of DTC (as hereinafter defined) by DBTCA, as custodian for DTC) or (ii) by a book-entry notation on the New York Register without the need to issue New York Certificates, including Common Shares issued through DRS/Profile (as such terms are defined below) (the Common Shares so issued and registered with representative New York Certificates, the “Certificated New York Shares” and the Common Shares so issued and registered without representative New York Certificates, the “Direct Registration New York Shares,” and collectively with the Certificated New York Shares, the “New York Shares”), in each case upon the terms and conditions set forth in this Agreement; and

WHEREAS, the New York Shares are listed on The New York Stock Exchange under the symbol “UN” and the Dutch Shares are listed on Euronext Amsterdam under symbol UNIA.AS (ISIN NL0000388601); and

WHEREAS, Citibank has agreed to resign from its duties stated in the previous paragraph as of the Effective Date; and

WHEREAS, DBTCA is willing to accept the appointment by the Issuer as U.S. Registrar, U.S. Transfer Agent, U.S. Paying Agent and U.S. Shareholder Servicing Agent for the New York Shares upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions

The following words and expressions shall have the meanings set forth opposite such terms and expressions below:

Agent	As defined in Section 17 of this Agreement.

Agreement	This Transfer, Registration, Paying Agent and Shareholder Services Agreement, including any exhibits, schedules, riders and supplements thereto, in each case as amended from time to time.

AST	American Stock Transfer & Trust Company or any successor thereto, or any agent appointed by DBTCA pursuant to the terms of this Agreement to perform the services contemplated in this Agreement in substitution of American Stock Transfer & Trust Company.

Articles of Association	As defined in Section 3(a) of this Agreement.

Authorized Persons	Those persons listed in Exhibit C hereto, as the same may be amended from time to time by the Issuer by written notice to DBTCA, who have authority to act on behalf of the Issuer.

Balance Certificate	A certificate evidencing a fluctuating number of securities identified or the books and records of the registrar for such securities.

Balance Certificate Agreement	The Balance Certificate Agreement by and between DBTCA and DTC, whereby DBTCA agrees to hold Balance Certificates as custodian for DTC.

Certificated New York Shares	As defined in the preambles to this Agreement.

Citibank	As defined in the preambles to this Agreement.

Common Shares	The Post –Event Common Shares.

DBTCA	As defined in the preambles to this Agreement.

Direct Registration New York Shares DRS/Profile

As defined in the preambles to this Agreement.

DRS is the system administered by DTC pursuant to which DBTCA may register the ownership of Direct Registration New York Shares. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a registered holder of New York Shares, to direct DBTCA to register a transfer of those New York Shares to DTC or its nominee and to deliver those New York /Shares to the DTC account of that DTC participant without receipt by DBTCA of prior authorization from the registered holder to register such transfer.

DTC	The Depository Trust Company, a national clearinghouse and the book-entry settlement system for securities in the United States.

Dutch Agent	SGG Netherlands N.V. (“SGG”) acting as local registrar for the Issuer’s Dutch Shares.

Dutch Registrar	SGG or any successor appointed by the Issuer with notice to DBTCA.

Dutch Shareholders’ Register	The register of shareholders relating to the Dutch Shares of the Issuer maintained at the offices of the Dutch Agent in The Netherlands.

Dutch Shares	Common Shares registered in the Dutch Shareholders’ Register maintained by the Dutch Agent.

Effective Date	July 1, 2014 or any other date as the Issuer and DBTCA may agree upon in writing.

Exchange Act	The U.S. Securities Exchange Act of 1934, as amended from time to time.

Fee Schedule	The Fee Schedule attached to this Agreement as Exhibit B, as from time to time amended by written agreement between the parties.

Indemnitees	As defined in Section 9 of this Agreement.

Issuer	As defined in the preambles to this Agreement.

New York Certificate	As defined in the preambles to this Agreement.

New York Register	As defined in the preambles to this Agreement.

New York Shares	As defined in the preambles to this Agreement. References to New York Shares shall, unless the context requires, include Direct Registration New York Shares and Certificated New York Shares, individually or collectively, as the context may require.

NYSE	The New York Stock Exchange, Inc.

Previous Agency Agreement	As defined in the preambles to this Agreement.

Securities Act	The U.S. Securities Act of 1933, as amended from time to time.

SEC	The U.S. Securities and Exchange Commission or any successor governmental agency in the United States.

Services Schedule	The Services Schedule for DBTCA in its capacity as U.S. Registrar, U.S. Shareholder Servicing Agent, U.S. Paying Agent and U.S. Transfer Agent, attached to this Agreement as Exhibit A, as amended and supplemented from time to time in accordance with the terms hereof.

SGG	As defined in the preambles to this Agreement.

U.S. Agent	As defined in the preambles to this Agreement.

U.S. Paying Agent	As defined in the preambles to this Agreement.

U.S. Registrar	As defined in the preambles to this Agreement.

U.S. Shareholder Servicing Agent	As defined in the preambles to this Agreement.

U.S. Transfer Agent	As defined in the preambles to this Agreement.

2.	Appointments and Acceptances

(a) Effective upon the Effective Date, the Issuer hereby appoints DBTCA, and DBTCA hereby accepts the appointment, as U.S. Registrar, U.S. Transfer Agent, U.S. Paying Agent and U.S. Shareholder Servicing Agent for the New York Shares to act solely upon the terms and conditions set forth in this Agreement. Without limitation of the foregoing, the Issuer hereby appoints DBTCA, and DBTCA hereby accepts the appointment, as the Issuer’s attorney-in-fact, proxy and agent, with full powers of delegation, substitution and re-substitution, to take all actions necessary to effectuate the services contemplated in this Agreement including, without limitation, the issuance of certificates and the annotations of the New York Register. DBTCA agrees to give notice to the Issuer of any such delegation, substitution and resubstitution.

(b) The Issuer hereby acknowledges and agrees that the services to be performed by DBTCA under the terms of this Agreement are subject to the laws, regulations and practices to which DBTCA is subject in New York, including, without limitation, the securities laws and regulations in effect from time to time in the United States. In the event that any such laws, regulations or practices change in any way that would prevent or limit the performance of the duties and obligations of DBTCA under this Agreement, then (i) DBTCA will promptly give notice thereof to the Issuer and (ii) the duties or obligations of DBTCA under this Agreement shall be suspended or modified as may be applicable, and neither DBTCA nor any other affiliates of Deutsche Bank A.G. will be liable for any damages or liabilities that result therefrom.

(c) The Issuer hereby authorizes and directs DBTCA to act, within the terms of this Agreement, upon any instruction received from any Authorized Person, whether or not such person is an officer of the Issuer.

3.	New York Certificates

(a) At a reasonable time prior to the Effective Date, the Issuer shall authorize and direct DBTCA to prepare and print New York Certificates in the form made available to DBTCA. DBTCA is authorized to affix thereto the facsimile signatures of (i) any two members of the Board of Directors of the Issuer and any other person authorized by the Board of Directors of the Issuer for this purpose, or (ii) one member of the Board of Directors of the Issuer, a Secretary of the Issuer and any other person authorized by the Board of Directors of the Issuer for this purpose, in accordance with applicable laws and the Articles of Association of the Issuer (the “Articles of Association”). DBTCA, as U.S. Transfer Agent, is authorized to countersign (including by means of facsimile signatures) and make available such New York Certificates upon the terms set forth in this Agreement.

(b) The Issuer authorizes the supply of New York Certificates to be replenished by DBTCA from time to time and authorizes DBTCA to safekeep any unissued New York Certificates.

(c) The Issuer hereby agrees that any New York Shares registered in the name of DTC (or its nominee) may, at the option of DTC or DBTCA, be evidenced by one or more Balance Certificates, and such Balance Certificates may be held by DBTCA in its capacity as custodian for DTC pursuant to the Balance Certificate Agreement between DTC and DBTCA. Such Balance Certificates shall evidence the New York Shares reflected on the records of the U.S. Registrar that are registered in the name of DTC (or its nominee). Any Balance Certificate evidencing New York Shares shall be identical in all respects to New York Certificates and shall meet the requirements as to form of New York Certificates set forth in this Agreement, except that such Balance Certificate may contain such additional provisions as are necessary to enable the recordation of any fluctuations in the number of New York Shares represented by such Balance Certificate. In order to enable the foregoing, DBTCA as U.S. Registrar and Transfer Agent shall be authorized to adjust its records to reflect any increases and/or reductions in the number of New York Shares registered in the New York Register to reflect transactions contemplated in this Agreement without the need to issue or cancel New York Certificates.

(d) New York Certificates representing New York Shares issued prior to the date hereof under the terms of the Previous Agency Agreement and outstanding as of the date hereof do not need to be called in for exchange and may remain outstanding until such time as the holders thereof choose to surrender them for any reason under this Agreement. The U.S. Agent is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

4.	Direct Registration New York Shares

(a) All Direct Registration New York Shares will be issued as registered shares and not as bearer shares, shall not be represented by any instrument(s), and shall be evidenced only by the registration as “uncertificated securities” on the New York Register. Any reference to holders of New York Shares shall, in the context of the Direct Registration New York Shares, refer to the person(s) in whose name the Direct Registration New York Shares are registered on the New York Register. The New York Register shall identify the New York Shares issued as Direct Registration New York Shares with specific designations to that effect and in conformance with industry practice (as in effect among SEC-registered transfer agents and registrars).

(b) Direct Registration New York Shares shall in all material respects be identical to Certificated New York Shares of the same type and class, except that (i) no New York Certificates shall be, nor shall need to be, issued to evidence Direct Registration New York Shares, (ii) Direct Registration New York Shares shall, subject to the terms of Agreement, be transferable upon the same terms and conditions as uncertificated securities under New York law, (iii) each holder’s ownership of Direct Registration New York Shares shall be recorded on the New York Register and evidence of such holder’s ownership shall be reflected in periodic statements provided by DBTCA to each such holder in accordance with applicable law, (iv) DBTCA may from time to time, upon notice to the holders of Direct Registration New York Shares affected thereby, establish rules and amend or supplement existing rules, as may be deemed reasonably necessary to maintain the direct registration system for New York Shares and for the issuance of Direct Registration New York Shares, provided that such rules do not conflict with the terms of this Agreement and applicable law, (v) a holder of Direct Registration

New York Shares shall not be entitled to any benefits under this Agreement or under the Articles of Association as a holder of New York Shares and such holder’s Direct Registration New York Shares shall not be valid or enforceable for any purpose against DBTCA or the Issuer unless such holder is registered on the New York Register, and (vi) DBTCA may, in connection with any issuance of Direct Registration New York Shares and with any transfer, pledge, release and cancellation of Direct Registration New York Shares, require the prior receipt of such documentation as DBTCA may reasonably request.

(c) Holders of Direct Registration New York Shares that are not subject to any registered pledges, liens, restrictions or adverse claims, of which DBTCA has written notice at such time, shall at all times have the right to exchange the Direct Registration New York Shares (or any portion thereof) for Certificated New York Shares of the same type and class, subject in each case to applicable laws and any rules DBTCA may establish in respect of the Direct Registration New York Shares.

(d) When issuing New York Shares, including, without limitation, issuances as a result of a dividend in, or free distribution of, Common Shares, DBTCA may in its discretion determine to issue Direct Registration New York Shares rather than Certificated New York Shares, unless otherwise specifically instructed in writing by the applicable holder to issue Certificated New York Shares.

(e) Holders of Direct Registration New York Shares may request the sale of Direct Registration New York Shares through DBTCA, subject to the terms and conditions generally applicable to the sale of uncertificated securities through DBTCA. A copy of the terms and conditions as in effect on the date hereof is attached hereto as Exhibit D. Holders of Direct Registration New York Shares requesting the sale of all or a portion of such Direct Registration New York Shares will be charged fees for the processing of such sale (currently consisting of a service fee of $15.00, plus a processing fee of $0.12 per Direct Registration New York Share sold). Fees may be changed at any time and will be deducted from the proceeds of the sale of Direct Registration New York Shares. Holders of Direct Registration New York Shares wishing to sell such Direct Registration New York Shares are not required to use DBTCA for this purpose.

(f) Direct Registration New York Shares will be eligible for issuance to participants in the various Issuer stock ownership and incentive plans, as directed by the Issuer from time to time.

5.	Services of DBTCA

(a) DBTCA, as U.S. Transfer Agent, U.S. Registrar, U.S. Paying Agent and U.S. Shareholder Servicing Agent, agrees to provide the services set forth in detail in the Services Schedule, all the terms of which are incorporated herein by reference.

(b) DBTCA may perform its duties hereunder through any agent appointed by DBTCA, with notice to the Issuer, for such purpose, including, but not limited to, AST. DBTCA shall remain a primary obligor with respect to such delegated duties. Notwithstanding the foregoing, without prior consultation with the Company, DBTCA may not appoint any agent to perform any of its obligations under this Agreement to the extent that such obligations were previously delegated by DBTCA to AST as agent for DBTCA.

6.	Supporting Documentation

I. In connection with the appointment of DBTCA as U.S. Agent for the New York Shares, the Issuer shall, prior to or upon the Effective Date (unless otherwise indicated), have delivered or caused to be delivered to DBTCA the following documents:

(a) A duly certified copy of an English translation of the Articles of Association of the Issuer with all effective amendments thereto to the date of delivery;

(b) A copy of the NYSE listing applications submitted by the Issuer in respect of the New York Shares, dated November 22, 1961, June 29, 1987 and October 7, 1997;

(c) A secretary’s certificate of the Issuer attaching a duly certified copy of an extract of the minutes of a meeting of the Board of Directors of the Issuer indicating the authority of the Issuer to authorize the appointment of DBTCA as U.S. Registrar, U.S. Transfer Agent, U.S. Paying Agent and U.S. Shareholder Servicing Agent for the New York Shares;

(d) A secretary’s certificate of the Issuer to be delivered on the Effective Date certifying (i) the number of authorized and outstanding Common Shares, (ii) the address of the registered office of the Issuer, (iii) the address of the Dutch Agent, and the names and addresses of any other transfer agents, branch transfer agents, dividend disbursing agents, branch dividend disbursing agents, registrars and branch registrars, if any, of the Common Shares and (iv) the names, titles and specimen signatures of the Authorized Persons of the Issuer;

(e) On or before the Effective Date, an officer’s certificate specifying (i) the form of legends, if any, authorized by the Issuer to be imprinted on the form of the New York Certificate so as to limit transfers of the Common Shares represented by such New York Certificate and to which certificate shall be attached true and complete copies of all agreements and other documents, if any, referred to in such legends, and (ii) to the knowledge of the Issuer, which New York Shares, if any, such legends apply (alternatively, such certificate may state that, to knowledge of the Issuer, there are no legends applicable to any New York Shares as of the date it is executed);

(f) A certificate of local in-house counsel for the Issuer delivered upon the Effective Date stating that, to the knowledge of such counsel, the Common Shares issued as of the Effective Date have been duly authorized and validly issued in accordance with the laws of The Netherlands and the provisions of the Articles of Association and are non-assessable; and

(g) (i) An opinion of local in-house counsel for the Issuer delivered upon the Effective Date stating that: (A) the New York Certificates will entitle the holders thereof to the benefits of ownership of Certificated New York Shares, (B) all authorizations, consents or approvals of, or registrations or filings with, any governmental department or regulatory authority of or within The Netherlands which are required for the listing of the New York Shares on the NYSE have been obtained or made and are in full force and effect, (C) the New York Certificates (including, without limitation, the Balance Certificate) satisfy the applicable requirements of the laws of The Netherlands and the Articles of Association, and (D) this Agreement has been validly authorized and executed and (ii) an opinion of Issuer’s U.S. counsel stating that: (A) to the knowledge of such counsel, such counsel is not aware of any New York State or Federal laws, rules, regulations, or regulatory or judicial orders applicable to the Issuer that would prevent or prohibit the Issuer from executing and delivering this Agreement and performing its obligations hereunder and (B) this Agreement is a valid and binding agreement of the Issuer enforceable against the Issuer in accordance with its terms.

II. In the case of the issuance of new New York Shares or securities convertible into New York Shares upon the instructions of the Issuer, the Issuer shall provide to DBTCA prior to the issuance of such additional New York Shares:

(a) A duly certified copy of an English translation of the appropriate resolutions authorizing the increase in the number of Common Shares (including, without limitation, New York Shares);

(b) (i) An opinion of Dutch counsel for the Issuer reasonably acceptable to DBTCA with respect to the due authorization and valid issuance of the new New York Shares being issued, the obtaining of all necessary Dutch governmental consents, whether such shares are non-assessable, and whether the New York Certificates for such shares, if any, satisfy the applicable requirements of the laws of The Netherlands and the Articles of Association, and (ii) an opinion of U.S. counsel to the Issuer reasonably acceptable to DBTCA stating that, to the knowledge of such counsel, such counsel is not aware of any New York State or Federal laws, regulations, rules or regulatory or judicial orders applicable to the Issuer that would prevent or prohibit Issuer from entering into the contemplated transaction and issuing the new New York Shares;

(c) Evidence reasonably acceptable to DBTCA confirming the effectiveness of (i) registration under the Securities Act of all New York Shares proposed to be issued (or, if exempt from registration under the Securities Act, a legal opinion of U.S. counsel to the Issuer reasonably acceptable to DBTCA, specifying the basis for any claimed exemption therefrom and specifying the necessary legends, if any, to be imprinted on the new New York Certificates representing restricted New York Shares) and (ii) if applicable, the registration statement under the Exchange Act;

(d) Necessary funds for the payment of any applicable stamp duties or stock transfer taxes; and

(e) Evidence that the listing requirements of any exchange or automated inter-dealer quotation system on which the new New York Shares are to be listed have been met by the Issuer, which shall include, without limitation, a letter from such exchange or inter-dealer quotation system to the effect that such New York Shares have been approved for listing.

III. In the event of any recapitalization or adjustment of the capital stock of the Issuer or other event requiring a change in the form of the New York Certificates, the U.S. Transfer Agent will make available, and the U.S. Registrar will register, New York Shares in the new form in exchange for, or in transfer of, outstanding New York Shares in the old form, upon receipt of the following:

(a) Written instructions signed by a person designated by the Issuer as authorized to do so;

(b) A duly certified copy of an English translation of the amendment to the Articles of Association of the Issuer, or other documents, if any, effecting the change;

(c) A duly certified copy of an English translation of each order or consent of each governmental or regulatory authority (other than orders or consents required by any state of the United States), if any, required by law or necessary for the due issuance of New York Shares in the new form;

(d) An opinion of Dutch counsel for the Issuer reasonably acceptable to DBTCA with respect to the due authorization and valid issuance of the New York Shares in the new form, the obtaining of all necessary Dutch governmental consents, whether such shares are non-assessable, and whether the New York Certificates in new form for such shares satisfy the applicable requirements of the laws of The Netherlands and the Articles of Association; and

(e) Evidence reasonably acceptable to DBTCA confirming the effectiveness of (i) registration under the Securities Act of the transaction (or, if exempt from registration under the Securities Act, a legal opinion of U.S. counsel to the Issuer reasonably acceptable to DBTCA, specifying the basis for any claimed exemption therefrom and the necessary legends, if any, to be imprinted on the new New York Certificates representing restricted New York Shares) and (ii) if applicable, the registration statement under the Exchange Act.

IV. It is hereby acknowledged that the Issuer’s then current in-house or external U.S. and Dutch counsels for the majority of its corporate matters shall be deemed satisfactory for the purpose of issuing any opinion required by the Issuer under the terms of this Agreement.

7.	Representations and Warranties

The Issuer represents and warrants to DBTCA as of the Effective Date that:

(a) It has full capacity and authority to enter into this Agreement and to carry out all the transactions contemplated herein, and has taken all necessary corporate action, (including, without limitation, the obtaining of all necessary governmental consents in any applicable jurisdiction except such governmental consents, the failure of which to obtain would not have a material adverse effect on the Issuer’s ability to perform its obligations hereunder) to authorize the execution and delivery of, and the performance of its obligations under, this Agreement and carry out all the transactions contemplated herein;

(b) The transactions contemplated hereunder do not, to the Issuer’s knowledge, violate, or conflict with, any laws, regulations, orders or agreements to which it is subject, except for such violations or conflicts that would not have a material adverse effect on the Issuer’s ability to perform its obligations hereunder;

(c) All instructions, information and documentation provided by the Issuer to DBTCA in connection with the transfer of the New York Register to DBTCA are true, accurate, correct and complete in all material respects;

(d) The Articles of Association of the Issuer permit the issuance of New York Shares in the manner contemplated herein and the use of facsimile signatures in connection with the creation of the New York Certificates;

(e) DBTCA is authorized to rely on all information delivered by the Dutch Agent to DBTCA under the terms of this Agreement; and

(f) The total number of authorized and outstanding Common Shares of the Issuer as of the Effective Date is 1,714,727,700 Common Shares. The Common Shares of the Issuer currently outstanding have been duly authorized and are validly issued and non-assessable. All orders and consents of governmental or regulatory authorities (if any) required by law for the transfer of New York Shares have been obtained; and such orders or consents (if any) have not been revoked or stopped and such orders or consents are not subject to any proceeding or action for the purpose of revocation, stoppage or similar action, except for such orders and consents, the failure of which to obtain, or to have revoked or stopped or subject to any proceeding or action, would not have a material adverse effect on the Issuer’s ability to perform its obligations hereunder.

8.	Responsibility and Liability

(a) DBTCA shall perform its duties hereunder in good faith, with due observance of applicable provisions of the Articles of Association as those may be amended from time to time, if written notice of the applicability of such provisions has been given to DBTCA, and in accordance with general practices in the industry with respect to the handling of stock transfer, registration and dividend paying activities and in conformity with the requirements of this Agreement. The duties, responsibilities and obligations of DBTCA in its capacity as U.S. Agent shall be limited to those expressly set forth in this Agreement and no duties, responsibilities or obligations of the U.S. Agent shall be inferred or implied under the terms of this Agreement. In the absence of negligence or bad faith on its part, DBTCA shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

(b) DBTCA does not, and shall not be deemed to, assume any responsibility or incur any liability for the actions or omissions to act of any book-entry transfer facility or clearing agency.

(c) Except as specifically set forth in Section 9 of this Agreement, DBTCA shall not incur any liability for damages or losses incurred by the Issuer as a result of the acts or defaults of any third party selected by DBTCA to perform any of the services set forth in this Agreement in the absence of negligence or bad faith of DBTCA in the selection, appointment or instruction of such third party.

(d) DBTCA shall not be liable to the Issuer for any liability, damages or losses incurred as a result of (i) any breach by the Issuer of its duties, obligations, representations, warranties and/or covenants under this Agreement, (ii) any action or failure to act by the Dutch Agent, (iii) any action or failure to act by any agent, employee, representative, officer or director of the Issuer, the Dutch Agent or any other agent or representative of the Issuer, or (iv) its reliance upon any information supplied to it by Citibank. DBTCA shall not have any liability to holders of New York Shares except for any breach by DBTCA of a duty to holders of New York Shares arising hereunder or under applicable statutory New York or Federal law in the U.S.

(e) DBTCA may rely on, and shall be fully authorized and protected in acting or not acting, in good faith in reliance upon any certificate, instrument, instruction, opinion, notice, letter, telegram, telex, facsimile transmission, electronic message or other document or instrument of any Authorized Person, delivered to it and believed by it to be genuine. DBTCA may rely on and shall be fully authorized and protected in acting or not acting upon the written and electronic instructions, with respect to any matter relating to its actions covered by this Agreement (or supplementing or qualifying any such actions), of Authorized Persons of the Issuer.

(f) DBTCA shall not be liable or responsible for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means (including, without limitation, the message systems of any applicable book-entry transfer facility).

(g) DBTCA is not required under the terms of this Agreement, and nothing contained in this Agreement shall be interpreted in any way to imply any obligation of DBTCA, to expend or risk any of its own funds or to make any financial accommodations in the performance of its duties hereunder. DBTCA is not authorized, and shall have no obligation, to pay any brokers’, dealers’, or soliciting fees to any person.

Notwithstanding anything to the contrary contained in this Section 8, DBTCA shall be liable to the Issuer for any liability, damages or losses incurred by the Issuer as a result of the negligence or bad faith of DBTCA; provided, however that under no circumstance shall DBTCA or the Issuer be liable for special, indirect, punitive or consequential damages for any action taken or any failure to act hereunder.

9.	Indemnification

The Issuer assumes full responsibility and hereby irrevocably agrees to unconditionally and fully indemnify and hold harmless, and keep unconditionally and fully indemnified and held harmless, DBTCA, its directors, officers, employees, agents (as appointed in accordance with Section 5(b)) and affiliates (“Indemnitees”) from and against any and all actions, suits, proceedings, investigations, claims, demands, losses, damages, liabilities, calls, costs, charges, assessments, fees (including counsel fees and expenses), payments and expenses that may be brought against, or incurred by, any such party in connection with or arising out of this Agreement, or the services to be performed hereunder. The Issuer shall be relieved from the indemnification obligations set forth above to the extent of the negligence or bad faith of DBTCA, AST or any of their respective officers, directors or employees.

DBTCA agrees that it shall notify the Issuer of the commencement of any indemnifiable action or claim promptly after DBTCA becomes aware of such commencement and shall consult in good faith with the Issuer as to the conduct of the defense of such action or claim, which defense shall be reasonable in the circumstances; provided that the failure of DBTCA to so notify the Issuer shall not impair DBTCA’s ability to seek indemnification from the Issuer except to the extent that the Issuer is materially prejudiced by such failure. DBTCA shall not compromise or settle any action or claim deriving from this Agreement without the consent of the Issuer, which consent shall not be unreasonably withheld.

The Issuer agrees to defend any and all third party claims and legal actions and proceedings against DBTCA and/or any Indemnitee arising from its role as U.S. Agent under the terms of this Agreement and agrees to appoint counsel reasonably satisfactory to DBTCA for such purpose. DBTCA shall have the right to participate in the defense of any such claims, actions and proceedings and to assume control of all defenses pertaining to DBTCA. Except as specifically set forth in the second following sentence below, all liabilities, costs and reasonable expenses incurred by DBTCA in connection with any such claims, actions or proceedings shall be covered by the indemnification obligations of the Issuer under the terms of this Agreement. DBTCA shall be entitled to employ separate counsel when so participating in the defense of any such claims, actions or proceedings. The costs and reasonable expenses of counsel employed by DBTCA shall be borne by the Issuer only in those cases where (i) the employment thereof at the expense of the Issuer has been specifically authorized by the Issuer in writing, (ii) DBTCA shall have been advised by counsel that there may be one or more legal defenses available to them which are different from or additional to those available to the Issuer and in the reasonable judgment of such counsel it would be inappropriate for the same counsel to represent both the Issuer and DBTCA and it is therefore advisable for DBTCA to employ separate counsel to assert such additional or different defenses or (iii) the Issuer has failed to assume the defense of such action, suit, proceeding or claim. No settlement shall be reached in any such claim, action or proceeding without the consent of DBTCA (which consent shall not be unreasonably withheld or delayed).

The Issuer hereby agrees to assert all claims and institute all legal actions and proceedings against third parties deemed necessary and appropriate (in the reasonable opinion of DBTCA) in connection with the role of the U.S. Agent as contemplated in this Agreement and agrees to appoint counsel reasonably satisfactory to DBTCA for such purpose. DBTCA shall have the right to participate in the assertion of such claims and the institution of such legal actions and proceedings and to assume control of the conduct of such claims, actions, and proceedings deriving from its role as U.S. Agent. All liabilities, costs and reasonable expenses incurred by DBTCA in connection with any such claims, actions or proceedings shall be covered by the indemnifications of the Issuer under the terms of this Agreement. DBTCA shall be entitled to employ separate counsel when so participating in the assertion of claims or institution of legal actions or proceedings, but the costs and reasonable expenses of such counsel shall be borne by DBTCA. No settlement shall be reached in any such action or proceeding or with respect to any such claim without the consent of DBTCA (which consent shall not be unreasonably withheld or delayed).

DBTCA assumes full responsibility and hereby irrevocably agrees to unconditionally and fully indemnify and hold harmless, and keep unconditionally and fully indemnified and held harmless, the Issuer, its directors, officers, employees, agents and affiliates from and against any and all actions, suits, proceedings, investigations, claims, demands, losses, damages, liabilities, calls, costs, charges, assessments, fees (including counsel fees and expenses), payments and expenses that may be brought against, or incurred by, any such party (i) in connection with or arising out of the negligence or bad faith of DBTCA, AST or any of their respective directors, officers and employees, or (ii) the negligence or bad faith of DBTCA in the appointment of any agent hereunder.

DBTCA shall, to the extent available on reasonable terms and conditions, and in accordance with market practice and without prejudice to its obligations under this Agreement, maintain insurance against all such risks, hazards and losses as are usually insured against by persons acting as transfer agent, registrar or dividend paying agent in connection with their acting as such.

The obligations of the Issuer and DBTCA under this Section 9 shall survive termination of this Agreement.

10.	Compensation

For the services provided hereunder the Issuer agrees to pay to DBTCA the fees and reimbursements set forth in Fee Schedule and as amended from time to time by agreement between the parties. All payments due to DBTCA hereunder shall be remitted within twenty (20) days of the receipt of invoice. If any fees, expenses or costs incurred by, or any obligations owed to, DBTCA under the terms of this Agreement are not paid in full by the Issuer within thirty (30) calendar days from the date of mailing of the applicable invoice or demand for payment, DBTCA may reimburse itself from, and set-off against, any payments payable from time to time by DBTCA to the Issuer. The payment obligations of the Issuer hereunder shall survive the termination of this Agreement.

11.	Interpretation; Disputes; Judgments Against Property; Litigation

(a) Interpretation. In the event DBTCA has any question with respect to the proper interpretation of this Agreement or the duties of any party hereunder or the rights and obligations of (i) the Issuer or (ii) any holder of New York Shares, DBTCA may apply to the Issuer for instructions with respect thereto, and such application may set forth in writing any action proposed to be taken or omitted by DBTCA and the date(s) on or after which such action or omission will be taken, and DBTCA will not be liable for any action or omission in accordance with a proposal included in any such application on or after the date(s) specified therein (which date(s) shall not, without the Issuer’s consent, be less that five (5) New York business days after DBTCA makes such application) unless, prior to taking or omitting to take such action, DBTCA has received oral or written instructions from the Issuer in response to such application specifying the action to be taken or omitted. Any oral instructions from the

Issuer shall be confirmed in writing via facsimile or other means of electronic transmission from the Issuer to DBTCA or from DBTCA to the Issuer by no later than the close of the following New York business day on which such oral instructions are received by DBTCA.

(b) Disputes. In the event DBTCA becomes aware of any dispute among any of the Issuer and any holders of New York Shares with respect to the proper interpretation of this Agreement, or the duties of any party hereunder, or the rights or obligations of the Issuer or of any holders of New York Shares, DBTCA shall not be required to act and shall not be held liable or responsible for its refusal to act until (a) the dispute has been judicially settled (and DBTCA may, if in its sole discretion it deems so advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter and which is no longer subject to review or appeal, or (b) the dispute has been settled by a written document in form and substance reasonably satisfactory to DBTCA and executed by the Issuer and binding upon all holders of New York Shares interested in the matter.

(c) Judgments; Court Orders. If any New York Shares or distributions in respect of such shares are at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance, or delivery of any such shares or distributions shall be stayed or enjoined by any court order, or if any order, judgment or decree shall be made or entered by any court affecting such shares or distributions or any part thereof, then and in any such event DBTCA shall be authorized, in its sole discretion, to rely upon and comply with any such order, judgment or decree which DBTCA has been advised in writing by legal counsel of its own choosing is binding upon it. If DBTCA complies with any such order, judgment or decree, it shall not be liable to any person or entity by reason of such compliance even though such order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

12.	Inspection of Books and Records

In case any request or demand for the inspection of the books and records relating to the New York Shares shall be made to DBTCA, DBTCA will notify the Issuer and secure instructions as to permitting or refusing such inspection; provided, however, that DBTCA reserves the right to allow inspection of said books and records related to New York Shares maintained by DBTCA without the Issuer’s consent in cases in which DBTCA is advised by counsel that such inspection is required by any provision of law, rule or regulation applicable to it. DBTCA shall give prompt notice to the Issuer of any such inspection.

13.	Information and Notices

I.	Recordkeeping and Information

DBTCA will maintain records in connection with its agencies as U.S. Registrar, U.S. Transfer Agent, U.S. Paying Agent and U.S. Shareholder Servicing Agent of the Issuer.

Upon specific request and as promptly as practicable, DBTCA shall supply to the Issuer such information or explanations as the Issuer may reasonably require in relation to the services performed by DBTCA hereunder and all supporting documents and records. DBTCA is authorized and directed to provide to the Dutch Agent (without the need for Issuer’s prior consent) any information which the Dutch Agent may request in order to perform its obligations as registrar and transfer and paying agent in The Netherlands.

II.	Notices and Instructions

(a) Any notice desired or required to be given by one party to the other in accordance with the provisions of this Agreement may be given in any of the following manners:

(i) by telex or facsimile or other similar form of telecommunication sent by one party to the other at its address from time to time notified for the receipt of such communications, in which event such notice shall be deemed to have been received at the time of receipt as recorded by such method of communication;

(ii) in writing sent by pre-paid airmail registered post from one party to the other at the address mentioned below, or at such other address as such party may designate by notice to the other party, in which event such notice shall be deemed to have been delivered five days after the date of posting; or

(iii) in writing by personal delivery at the address of the party to whom it is addressed as set out below or at such other address as such party may designate by notice to the other party.

(b) Each party shall from time to time notify the other of its addresses for the receipt of telex or facsimile or other forms of telecommunications and for notices in writing.

(c) Until the Issuer shall notify DBTCA to the contrary in writing:

(x) The address of the Issuer shall be as follows:

(i) for communications by telephone: 31-10217-4417

(ii) for communications by email: csecnv@unilever.com

(iii) for communications in writing:

Unilever N.V.

P.O. Box 760

3000 DK Rotterdam, The Netherlands,

Attn: Corporate Secretaries Department

(y) The address of the Dutch Agent shall be as follows:

(i) for communications by telephone: +31-20-5222555

(ii) for communications by facsimile: +31-20-5222500

(iii) for communications in writing:

SGG Netherlands N.V.

Claude Debussylaan 24

1082 MB Amsterdam

The Netherlands

(d) Until DBTCA shall notify the Issuer to the contrary, the address of DBTCA shall be:

(i) for communications by telephone: 212 602-1044

(ii) for communications by facsimile: 212 797 0327

(iii) for communications in writing:

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005

Attn: ADR Department

(e) All instructions or requests from DBTCA to the Issuer or to the Dutch Agent shall be in writing, or by telex or facsimile communication and shall be signed by one or more persons authorized by DBTCA. DBTCA shall advise the Issuer and the Dutch Agent of, and of any changes in, the persons so authorized (reference to such persons by title will be satisfactory).

14.	Covenants of the Issuer

(a) The Issuer shall promptly after the adoption thereof, submit duly certified copies to DBTCA of English translations of all amendments to its Articles of Association made after the initial delivery thereof to DBTCA pursuant to Section 6 above.

(b) The Issuer shall promptly submit to DBTCA written notice of any change in the Authorized Persons authorized to sign certificates, written instructions, requests or other similar documents together with specimen signatures of newly authorized officers of the Issuer (or its wholly-owned subsidiary). The Issuer shall promptly submit to DBTCA any approval, adoption or ratification, if any, of such action as may be required by applicable law. Until receipt of any such notice of change, DBTCA shall be authorized to continue to rely on instructions received from officers previously designated by the Issuer as Authorized Persons.

(c) The Issuer shall provide to the U.S. Agent any and all information and support agreed to be provided in the Services Schedule.

15.	Resignation or Removal

(a) DBTCA may resign as U.S. Transfer Agent, U.S. Registrar, U.S. Paying Agent and U.S. Shareholder Servicing Agent at any time by giving at least ninety (90) days’ prior written notice of such resignation to the Issuer. Upon expiration of such ninety (90) day period, DBTCA’s duties in said capacity shall cease.

(b) DBTCA may be removed as U.S. Transfer Agent, U.S. Registrar, U.S. Paying Agent and U.S. Shareholder Servicing Agent at any time, such removal to become effective upon delivery to DBTCA of at least ninety (90) days’ prior written notice of such removal and upon payment to DBTCA of all amounts payable to it hereunder. In connection with any such removal, the Issuer and its affilliates shall not have any liability to DBTCA or its affiliates other than as set forth in Sections 9 and 10 of this Agreement, and DBTCA agrees that it will not charge the Issuer or its affiliates or any holder of New York Shares any additional fees, charges or expenses in connection with such removal.

(c) Upon resignation or removal, DBTCA shall, to the extent permitted by applicable law, as promptly as practicable, deliver to its successor or to the Issuer its records as U.S. Transfer Agent, U.S. Registrar, U.S. Paying Agent and U.S. Shareholder Servicing Agent.

16.	Amendments and Assignments

(a) This Agreement shall not be amended except by a written agreement signed by both parties.

(b) None of the rights and obligations of the parties under this Agreement may be assigned except (i) upon receipt of prior written consent of the other party to this Agreement, or (ii) as otherwise specifically contemplated herein. Any attempt to assign the rights and obligations under the Agreement in violation of the preceding sentence shall be null and void.

17.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its choice of law principles). The Issuer and DBTCA agree that the federal or state courts located in the State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes between the Issuer and DBTCA relating to this Agreement and for such purpose each of the Issuer and DBTCA irrevocably submits to the jurisdiction of such courts. For this purpose the Issuer has irrevocably appointed Steven M. Rapp, Esq. (the “Agent”), now at Unilever United States, Inc., 700 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, as its agent for service of process in New York.

EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST DBTCA AND/OR THE ISSUER DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEW YORK SHARES, THIS DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN, OR THE BREACH HEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY).

18.	Partial Invalidity

In the event that any provision (or portion thereof) of this Agreement or the application thereof to any person or circumstances shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforceable to the fullest extent permitted by law in such jurisdiction.

19.	Conflicts and Benefits

(a) The Issuer recognizes that DBTCA, Deutsche Bank A.G. or any other affiliate of Deutsche Bank A.G. may engage in transactions and/or businesses adverse to the Issuer and transactions and/or businesses in which parties adverse to the Issuer may have interests. Nothing in this Agreement shall (i) preclude DBTCA or Deutsche Bank A.G. or any other affiliate of Deutsche Bank A.G. from engaging in such transactions or business, (ii) obligate DBTCA, Deutsche Bank A.G. or any other affiliate of Deutsche Bank A.G. to (a) disclose such transactions and/or business to the Issuer, or (b) account for any profit made or payment received in, or as a part of, such transactions and/or business, provided that such other transactions or businesses shall not interfere with DBTCA’s performance of its obligations under the terms of this Agreement.

(b) Nothing in this Agreement is intended to benefit any persons not specifically identified herein or shall be deemed to give rise to a partnership or joint venture among or between the parties hereto.

(c) Nothing in this Agreement is intended, nor shall anything contained in this Agreement be deemed, to constitute a waiver of any right under, or an amendment of, any term of any other agreement between the Issuer and DBTCA, Deutsche Bank A.G. or any other affiliate of Deutsche Bank A.G., or any instrument from the Issuer to DBTCA, Deutsche Bank A.G. or any other affiliate of Deutsche Bank A.G., unless such waiver or amendment is specifically acknowledged in writing.

20.	Force Majeure

DBTCA shall be excused from performance of its obligations under this Agreement and shall not be liable for any losses, damages, or expenses caused by the occurrence of any contingency beyond its control, including, without limitation, nationalization, expropriation, currency restrictions, work stoppages, strikes, fires, civil unrest, insurrections, revolutions, riots, rebellions, terrorism, accidents, explosions, computer failure, floods, storms, act of war, acts of God or similar occurrence.

21.	Entire Agreement

This Agreement, including the schedules and exhibits hereto, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto.

22.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.

23.	Titles

All references in this Agreement to exhibits, articles, sections, subsections, and other subdivisions refer to the exhibits, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to the Agreement as a whole as in effect between the Issuer and DBTCA and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

Titles to sections of this Agreement are included for convenience only and shall be disregarded in construing the language contained in this Agreement.

24.	Survival of Rights/Obligations

All rights and obligations accruing under this Agreement (including, without limitation, the right to receive payment for services performed and the right to be indemnified) prior to the termination hereof shall survive such termination.

25.	Escheatment

In the event any unclaimed property relating to the New York Shares, for any reason, is in the possession of DBTCA and has not been claimed by the registered owner thereof or cannot be delivered to the registered owner thereof through usual channels, DBTCA shall, upon expiration of any applicable statutory period relating to abandoned property laws, escheat such unclaimed property to the relevant authorities in accordance with the laws of each of the relevant States of the United States.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ James Kelly
Name: James Kelly
Title: Vice President

By:	/s/ Christopher Konopelko
Name: Christopher Konopelko
Title: Director

UNILEVER N.V.

By:	/s/ Michael Roovers
Name: Michael Roovers
Title: Deputy Secretary

By:	/s/ Tonia Lovell
Name: Tonia Lovell
Title: Group Secretary

Exhibits

A	Services Schedule

B	Fee Schedule

C	Authorized Persons

D	Direct Registration Terms and Conditions

Exhibit A

to

the Transfer, Registration, Paying Agent and

Shareholder Services Agreement,

dated as of July 1, 2014, (the “Agreement”),

between

UNILEVER N.V. and DEUTSCHE BANK TRUST COMPANY AMERICAS

SERVICES SCHEDULE

Unless otherwise set forth herein, all capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement. All terms and conditions of the Agreement are incorporated herein by reference.

1.	U.S. Transfer Agent

I.	Original Issue of New York Shares

A. In the case of original issuances of New York Shares by the Issuer, the Issuer will provide DBTCA with written instructions, signed by an Authorized Person, authorizing DBTCA to effect the issuance of New York Shares and, subject to paragraph I.B. of this Section 1, DBTCA will act as follows:

(i) Issue New York Shares in such names and in such amounts of New York Shares as indicated in instructions from the Issuer and, if applicable, countersign as U.S. Transfer Agent New York Certificates evidencing the New York Shares signed with the facsimile signature(s) of (x) any two members of the Board of Directors of the Issuer, or (y) one member of the Board of Directors of the Issuer, a Secretary of the Issuer and any other person authorized by the Board of Directors of the Issuer for this purpose; and

(ii) Instruct the U.S. Registrar to register the issuance of the New York Shares and, if applicable, deliver the New York Certificates evidencing such New York Shares to the U.S. Registrar for registration and countersignature and when so countersigned, deliver the New York Shares in accordance with such instructions.

B. DBTCA will make original issues of New York Shares only upon being furnished with all of the documents specified in Section 6II. of the Agreement.

II.	Issue of New York Shares in Exchange for Dutch Shares

II.	Exchange of New York Shares for Dutch Shares

Upon and in accordance with instructions from the Dutch Agent requesting the exchange of New York Shares for Dutch Shares, and upon payment of any applicable fees, taxes or governmental charges, each of the U.S. Transfer Agent and the U.S. Registrar are hereby authorized to record the exchange of New York Shares for Dutch Shares (and to register the issuance on the New York Register of such New York Shares), and, if applicable, sign as U.S. Transfer Agent, and deliver to the U.S. Registrar for countersignature, and when countersigned by said U.S. Registrar, to deliver the New York Shares so issued, and if applicable, the New York Certificates evidencing the New York Shares, signed with the facsimile signature(s) of (i) any two members of the Board of Directors of the Issuer, and any other person authorized by the Board of Directors of the Issuer for this purpose, or (ii) one member of the Board of Directors of the Issuer, a Secretary of the Issuer and any other person authorized by the Board of Directors of the Issuer for this purpose, in such names and for such number of authorized and issued Common Shares, as shall be set forth in such instructions. Such New York Shares shall be exchanged for Dutch Shares surrendered to the Dutch Agent and in recording and executing such New York Shares the U.S. Transfer Agent shall be entitled to rely on the instructions received by it from the Dutch Agent as to the surrender of Dutch Shares the U.S. Transfer Agent is directed to record and for which the U.S. Transfer Agent is directed to issue New York Shares. The Issuer has instructed the Dutch Agent not to facilitate the exchange of Dutch Shares for New York Shares if such Dutch Shares are subject to transfer restrictions.

III.	Exchange of New York Shares for Dutch Shares

The U.S. Transfer Agent is hereby authorized, at the request of the holder of New York Shares but subject to the restrictions set forth below, upon payment of any applicable fees, taxes or governmental charges, to accept New York Shares for exchange into Dutch Shares (and cancellation of the corresponding registration in the New York Register), and, in the case of any transfer of the Common Shares, if the New York Shares presented to the US Transfer Agent are in a form reasonably deemed by DBTCA to be properly endorsed for transfer and accompanied by such documents as DBTCA may deem necessary to evidence the authority of the person making the transfer, and upon the cancellation of the New York Shares (and the certificate evidencing the New York Shares, if applicable), to deliver instructions to the Dutch Agent, accompanied, in the case of a transfer by the date of the acknowledgment by the U.S. Transfer Agent on behalf of the Issuer of an authorized transfer, to register the applicable number of Common Shares on the register of Dutch Shares and to make available and deliver Dutch Shares through the book-entry system maintained by the Dutch Agent to the order of (the custodians or settlement agents of) such holder (or other parties so designated by such holder), for an aggregate number of Common Shares equal to the number of Common Shares represented by the New York Shares so accepted for exchange into Dutch Shares and removed from the New York Register (by means of cancellation of the registration of the New York Shares on the New York Register) as a result of such exchange.

DBTCA and the Issuer hereby agree that in addition to the requirements set forth in the preceding paragraph for purposes of compliance with the laws of The Netherlands with respect to deeds of transfer for transfers of Common Shares held in registered form the following additional procedures will be implemented:

1) In the case of a surrender of Certificated New York Shares held in book-entry form through DTC in exchange for Dutch Shares, the SWIFT or TELEX messages delivered to the Dutch Agent shall be affixed after delivery to the Dutch Agent with the language set forth in the following sentence and executed by an authorized signatory of Deutsche Bank Trust Company Americas, as attorney in fact for Cede & Co. as nominee for DTC pursuant to that certain Limited Power of Attorney from Cede & Co. to Deutsche Bank Trust Company Americas, a copy of which is attached as Exhibit E hereto (the “DTC Power of Attorney”) and for the Issuer pursuant to that Power of Attorney from Unilever N.V. to Deutsche Bank Trust Company Americas, a copy of which is attached as Exhibit F hereto (the “Unilever Power of Attorney”). The language to be affixed to the SWIFT or TELEX messages shall read substantially as follows:

“This constitutes a share transfer deed for purposes of the law of The Netherlands. It is signed by Deutsche Bank Trust Company Americas on behalf of the transferor and on behalf of the issuer of the shares for acknowledgement of the transfer.

Deutsche Bank Trust Company Americas,

attorney-in-fact

                                 ”.

2) In the case of a surrender of Certificated New York Shares registered in the name of the holder in exchange for Dutch Shares, the SWIFT or TELEX messages delivered to the Dutch Agent shall be affixed after delivery to the Dutch Agent with the language set forth in the following sentence and executed by an authorized signatory of Deutsche Bank Trust Company Americas, as attorney in fact for such holder pursuant to the power of attorney provided to Deutsche Bank Trust Company Americas on the stock power delivered in connection with any such cancellation and for the Issuer pursuant to the Unilever Power of Attorney. The language to be affixed to the SWIFT or TELEX messages shall read substantially as follows:

“This constitutes a share transfer deed for purposes of the law of The Netherlands. It is signed by Deutsche Bank Trust Company Americas on behalf of the transferor and on behalf of the issuer of the shares for acknowledgement of the transfer.

Deutsche Bank Trust Company Americas,

attorney-in-fact

                                 ”.

3) In the case of a surrender of Direct Registration New York Shares held in book-entry form on the New York Register in exchange for Dutch Shares upon receipt of the duly executed Transfer of Ownership Form attached hereto as Exhibit G (the “Transfer Form”), the Transfer Form shall be countersigned by Deutsche Bank Trust Company Americas, as attorney-in-fact for the Issuer pursuant to the Unilever Power of Attorney. In addition, the SWIFT or TELEX messages delivered to the Dutch Agent shall be affixed after delivery to the Dutch Agent with the language set forth in the following sentence and executed by an authorized signatory of Deutsche Bank Trust Company Americas, as attorney in fact for such holder pursuant to the power of attorney provided to Deutsche Bank Trust Company Americas on the Transfer Form and for the Issuer pursuant to the Unilever Power of Attorney. The language to be affixed to the SWIFT or TELEX messages shall read substantially as follows:

“This constitutes a share transfer deed for purposes of the law of The Netherlands. It is signed by Deutsche Bank Trust Company Americas, on behalf of the transferor and on behalf of the issuer of the shares for acknowledgement of the transfer.

Deutsche Bank Trust Company Americas,

attorney-in-fact

                                 ”.

Whenever any New York Shares are so exchanged for Dutch Shares, the U.S. Transfer Agent shall immediately notify the U.S. Registrar of such exchange. The U.S. Transfer Agent shall not facilitate the exchange of New York Shares for Dutch Shares if such New York Shares are subject to transfer restrictions known to the U.S. Transfer Agent, unless in each case procedures have been implemented by the Company and the Dutch Agent to give effect to the transfer restrictions as to the Dutch Shares in which the New York Shares are to be exchanged.

IV	Transfer of New York Shares

Upon the surrender of New York Shares for transfer, if (i) in a form reasonably deemed by the U.S. Transfer Agent to be properly endorsed for transfer, (ii) accompanied by such documents as the U.S. Transfer Agent may deem necessary to evidence the authority of the person making the transfer, (iii) accompanied by satisfactory evidence of the payment of any applicable taxes, and (iv) if the New York Shares so surrendered are subject to transfer restrictions, known to the U.S. Transfer Agent, such shares are accompanied with evidence satisfactory to the U.S. Transfer Agent that such transfer does not violate the transfer restrictions applicable to such New York Shares, such transfer shall be acknowledged by the U.S. Transfer Agent on behalf of the Issuer and such New York Shares will be transferred (and, if applicable, the New York Certificate(s) evidencing such New York Shares will be canceled) and registered in the name of the applicable transferee, and, if applicable, New York Certificates to evidence such New York Shares in accordance with applicable U.S. transfer agent requirements will be issued in the name of such transferee, and, if applicable, the transfer limitations applicable to such New York Shares will be endorsed thereon. The U.S. Transfer Agent reserves the right to refuse to process a transfer of New York Shares (i.e., by not acknowledging the transfer on behalf of the Issuer, by not updating the New York Register to reflect such transfer and by not issuing new New York Certificates in the name of the transferee) until it is satisfied that the requested transfer is legally authorized (and, if applicable, does not violate the transfer restrictions applicable to such New York Shares) and that all applicable taxes have been paid, and it shall incur no liability for the refusal in good faith to make transfers which it, in its judgment, deems improper or unauthorized or in respect of which it , in its judgment, deems any applicable taxes have not been paid. Any New York Certificate so issued will be presented to the U.S. Registrar for registration and delivered to or upon the order of the person entitled thereto.

DBTCA and the Issuer hereby agree that in addition to the requirements for transfer set forth in the preceding paragraph for purposes of compliance with the laws of The Netherlands with respect to deeds of transfer for transfers of Common Shares held in registered form the following additional procedures will be implemented:

1) In the case of the transfer of Direct Registration New York Shares held in book-entry form on the New York Register for Direct Registration New York Shares, upon receipt of the duly executed Transfer Form, the Transfer Form shall be countersigned for acknowlegment of transfer by Deutsche Bank Trust Company Americas, as attorney-in-fact for the Issuer pursuant to the Unilever Power of Attorney.

2) In the case of the transfer of Direct Registration New York Shares held in book-entry form on the New York Register for Certificated New York Shares, upon receipt of the duly executed Transfer Form, the Transfer Form shall be countersigned for acknowlegment of transfer by Deutsche Bank Trust Company Americas, as attorney-in-fact for the Issuer pursuant to the Unilever Power of Attorney.

3) In the case of the transfer of Certificated New York Shares for Direct Registration New York Shares, the holder of Certificated New York Shares must first exchange its Certificated New York Shares for Direct Registration New York Shares, and upon receipt of the duly executed Transfer Form, the Transfer Form shall be countersigned for acknowlegment of transfer by Deutsche Bank Trust Company Americas, as attorney-in-fact for the Issuer pursuant to the Unilever Power of Attorney.

V.	Split-up or Combination of Holdings of New York Shares

The U.S. Transfer Agent is hereby authorized and instructed, upon surrender of a holding of New York Shares (and, if applicable, the New York Certificate evidencing the New York Shares) for the purpose of effecting a split-up or combination of a holding of New York Shares to deliver New York Shares evidencing the same aggregate number of surrendered New York Shares to the person in whose name the surrendered New York Shares were registered.

2.	U.S. Registrar

I.	New York Register

The U.S. Registrar shall maintain, or cause to be maintained on its behalf by the U.S. Transfer Agent, the New York Register at its office in New York in such form and manner as the Issuer and DBTCA shall agree from time to time.

In respect of original issues, transfers and exchanges of New York Shares held through DTC, the Issuer and the U.S. Registrar will conclude specific arrangements enabling book-entry settlements of New York Shares as may be required from time to time.

II.	Registration of Original Issue of New York Shares

Upon specific instructions from the Issuer as to original issues, the U.S. Registrar will register original issues of New York Shares upon (x) presentation of instructions to that effect by the U.S. Transfer Agent and, if applicable, New York Certificates evidencing such New York Shares in proper form to it signed by (i) any two members of the Board of Directors of the Issuer and any other person authorized by the Board of Directors of the Issuer for this purpose, or (ii) one member of the Board of Directors of the Issuer, a Secretary of the Issuer and any other person authorized by the Board of directors of the Issuer for this purpose, and countersigned by the U.S. Transfer Agent and (y) being furnished with the opinion letters and the documents referred to in Section 6 of the Agreement.

In performing its function as U.S. Registrar of the New York Shares, DBTCA shall fulfill the applicable requirements, if any, of the U.S. exchange or automated inter-dealer quotation system on which such New York Shares are listed.

III.	Registration of New York Shares

Issued in Exchange for Dutch Shares

DBTCA’s authority as U.S. Registrar of New York Shares shall cover such number of Common Shares of the Issuer as shall be evidenced by New York Shares either outstanding on the Effective Date or as shall hereafter be issued by the U.S. Transfer Agent upon and in accordance with instructions from the Dutch Agent but shall not exceed the total number of Common Shares authorized by the Issuer at such time. Copies of all such instructions from the Dutch Agent, whether by letter or by telex or facsimile communication confirmed by letter, shall be sent to the U.S. Registrar by the U.S. Transfer Agent and the U.S. Registrar shall be entitled to rely upon such copies of instructions as its authority to register the New York Shares to which they relate.

IV.	Transfer of New York Shares

The U.S. Registrar will register transfers of New York Shares upon (x) receipt of instructions to that effect by the U.S. Transfer Agent (and, if applicable, presentation to it by the U.S. Transfer Agent of the New York Certificate evidencing the New York Shares) and (y) cancellation by the U.S. Registrar of the existing registration of such New York Shares (and, if applicable, certificates theretofore issued) for a like amount of Common Shares and not previously discharged from the New York Register. The certificates presented to the U.S. Registrar by the U.S. Transfer Agent will also have been canceled by the U.S. Transfer Agent. The U.S. Registrar will not be responsible for the validity of Common Shares, the genuineness of the endorsement, the authority of the transferor or the payment of taxes.

V.	Split-up or Combination of New York Shares

The U.S. Registrar will register split-ups and combinations of holdings of New York Shares upon receipt of instructions to that effect by the U.S. Transfer Agent (and, if applicable, presentation to it by the U.S. Transfer Agent of the New York Certificate evidencing the New York Shares), and cancellation by the U.S. Registrar of the existing registration of such New York Shares (and, if applicable, surrendered certificates) for the same aggregate number of New York Shares not previously discharged from the New York Register.

VI.	Exchange of New York Shares for Dutch Shares

Upon receipt from the U.S. Transfer Agent of New York Shares in connection with the exchange of such New York Shares for Dutch Shares (whether or not in connection with a transfer of ownership of the Common Shares), the U.S. Registrar will discharge from the New York Register the New York Shares so exchanged (by means of cancellation of the applicable registration of such New York Shares on the New York Register). In effecting such discharge, the U.S. Registrar shall, if the New York Shares so presented are Certificated New York Shares, require from the U.S. Transfer Agent such proof of the cancellation by it of the certificates evidencing New York Shares in question as shall be satisfactory to the U.S. Registrar.

VII.	Statements

The U.S. Registrar is authorized to, and shall at the Issuer’s request, from time to time, provide to the Issuer, the Dutch Agent and any other agent designated by the Issuer (irrespective of their nationality, residency, or regulatory regime) in electronic or print format the information contained in the U.S. Register.

VIII.	Replacement of New York Certificates

DBTCA is hereby authorized and instructed by the Issuer to register and make available New York Certificates in substitution for certificates evidencing New York Shares represented to have been lost, stolen, seized or destroyed only upon being furnished with (i) an affidavit of such loss, theft, seizure or destruction and (ii) an open penalty bond of indemnity satisfactory to DBTCA and in a form generally used in accordance with market practices at such time. Subject to receipt of such bond, the U.S. Transfer Agent may make available and countersign and the U.S. Registrar shall register and countersign a new New York Certificate for the number of New York Shares represented by and in replacement of, the certificates so reported lost, stolen, seized or destroyed.

DBTCA is hereby authorized and instructed by the Issuer to register and make available, new New York Certificates for mutilated certificates evidencing New York Shares upon the cancellation of such mutilated certificates by the U.S. Registrar and the U.S. Transfer Agent.

All newly issued New York Certificates shall contain the following paragraph:

“This instrument (if the stock power above is completed and signed by the registered holder) constitutes, or this instrument together with a separate stock power (if a separate stock power is completed and signed by the registered holder) jointly constitute, a deed of transfer for the purposes of the articles of association of the company and the laws of The Netherlands.”

3.	U.S. Paying Agent

I.	Cash Distribution; Withholding

Upon timely receipt from the Issuer of (i) written notice of the declaration of a cash dividend (which notice shall include the record date as of which holders of New York Shares shall be entitled to receive such dividend and the date upon which such dividend is payable to holders of New York Shares) and (ii) funds in U.S. dollars sufficient for the payment thereof, the U.S. Paying Agent shall distribute cash dividends in United States dollars on the outstanding New York Shares to the holders of New York Shares entitled thereto, subject to withholding of any U.S. tax which may be required under the Internal Revenue Code of 1986, as amended, and applicable regulations. The Issuer or its agent or the U.S. Paying Agent, as appropriate, will remit to the appropriate governmental authority or agency all amounts withheld and owing to such authority or agency. The U.S. Paying Agent will forward to the Issuer or its agent such information from its records as the Issuer may reasonably request to enable the Issuer or its agent to file necessary reports with governmental authorities or agencies, and will furnish to persons to whom distributions have been made and to the Internal Revenue Service such report and information returns as may be required under U.S. tax laws. The Issuer shall, upon request, provide to the U.S. Paying Agent evidence of payments to the relevant authorities by the Issuer of any amounts withheld by the Issuer. The Issuer shall have no liability to the U.S. Paying Agent for any dividends declared or paid by the Issuer which are held by the U.S. Paying Agent or at a financial institution specified by the U.S. Paying Agent after a sum sufficient for the payment of such dividends has been deposited with such party by the Issuer or to the extent that any such liability arises from the negligence of the U.S. Paying Agent or AST.

DBTCA and the Issuer shall separately agree on procedures to be implemented to enable holders of New York Shares to benefit from a reduced rate of tax withholding in The Netherlands in respect of dividends paid by the Issuer.

II.	Distributions Other Than Cash or Common Shares

Whenever the U.S. Paying Agent shall receive any distribution other than cash or Common Shares for distribution to holders of the New York Shares, the U.S. Paying Agent shall cause the securities or property received by it to be distributed to the holders of New York Shares entitled thereto; provided, however, that, (i) the Issuer shall give timely notice thereof to DBTCA and (ii) if applicable, the U.S. Paying Agent shall have received an opinion of counsel to the Issuer stating that such distribution is not prohibited by law or regulation.

III.	Distribution in Common Shares

If any distribution upon the Common Shares consists of a dividend in, or free distribution of, Common Shares, the U.S. Paying Agent shall distribute New York Shares to the holders of New York Shares entitled thereto; provided, however, that in the case of elective share or cash dividends, the Issuer shall have provided to DBTCA an opinion of U.S. counsel that such distribution does not require registration under the Securities Act. In the absence of such opinion, with respect to the elective distribution, the U.S. Paying agent shall distribute cash to the holders of the New York Shares.

4.	Dual Capacity of U.S. Registrar and U.S. Transfer Agent

For so long as DBTCA is acting as both U.S. Registrar and U.S. Transfer Agent, it shall maintain such functions separately and distinctly with appropriate internal controls, subject to an annual review by its independent auditors, which review shall (a) include tests of its transfer and registration system and controls and (b) be provided promptly upon completion to the Issuer (if so requested).

5.	Authorization and Instructions for U.S. Shareholder Servicing Agent

I.	Voting of Shares

The U.S. Shareholder Servicing Agent, after consultation with the Issuer and in accordance with the Articles of Association and the law of The Netherlands (as specified to it in writing by the Issuer), shall establish procedures relating to participation by holders of New York Shares, in person or by proxy, at a general meeting of shareholders. Notice of such meeting, distributed as set forth in paragraph 5.II. below, may, at the request of the Issuer, be accompanied by a proxy authorizing any person designated by the holder, other than the Issuer, to vote at such general meeting of shareholders on behalf of the shareholder having signed the proxy. The U.S. Shareholder Servicing Agent may be the addressee of the proxies and shall (i) notify the Issuer and the Dutch Agent of the identity of the shareholders who wish to appear in person or be represented by proxy at such general meeting of shareholders and (ii) receive and tabulate votes by proxy so transmitted to it and communicate to the Issuer and the Dutch Agent the results of such tabulation accompanied by appropriate certificates. The U.S. Shareholder Servicing Agent shall not exercise any voting discretion as to any New York Share or any matter involving a shareholder vote. DBTCA shall cooperate with the Issuer in establishing (to the extent reasonable and practicable) procedures for the blocking of New York Shares to enable holders of New York Shares to vote.

II.	Notices

Upon receipt of any notices, reports, documents or materials in respect of the exercise of voting rights by holders of Common Shares intended by the Issuer to be distributed to the holders of New York Shares, the U.S. Shareholder Servicing Agent shall, as soon as practicable thereafter and if so requested by the Issuer, distribute the same to the holders of the New York Shares (provided, however, that the distribution of voting materials shall be at the Issuer’s expense), and otherwise comply with the directions of the Issuer. It shall be the Issuer’s sole responsibility to ensure (a) the accuracy and completeness of such notice and (b) compliance with applicable law.

III.	Miscellaneous

The Issuer is subject to the periodic reporting requirements of the Exchange Act, and accordingly files certain reports with and furnishes certain documents to the SEC. The U.S. Shareholder Servicing Agent shall make available for inspection by holders of the New York Shares at its office at 388 Greenwich Street, New York, New York 10013 any reports and communications received from the Issuer which are both (a) received by the U.S. Shareholder Servicing Agent from the Issuer and (b) made generally available to the holders of its Common Shares by the Issuer.

6.	Unclaimed and Undelivered Property

In the event any unclaimed property relating to the New York Shares, for any reason, is in the possession of DBTCA and has not been claimed by the registered owner thereof or cannot be delivered to the registered owner thereof through usual channels, DBTCA shall, upon expiration of any applicable statutory period relating to abandoned property laws, escheat such unclaimed property to the relevant authorities in accordance with the laws of each of the relevant States of the United States.

7.	Recapitalization or Capital Adjustment

In connection with any recapitalization or capital adjustment of the Issuer, including any stock-split or combination of Common Shares, or any other capital adjustment requiring a change in the form of the New York Certificates, the U.S. Agent shall, upon receipt of notice from the Issuer of such recapitalization or capital adjustment, subject to the terms of the Agreement and with the Issuer’s reasonable assistance, (i) issue new New York Shares in exchange for, or upon the transfer of, outstanding New York Shares in the old form and (ii) take such other actions as reasonably requested by the Issuer.

In connection with the recapitalization of the Issuer in 1999 (pursuant to which 0.892857143 of a New York Share (bearing CUSIP No. 904784 709, hereinafter the “Current New York Shares”) was issued by the Issuer on May 10, 1999 in exchange for each one (1) New York Share (bearing CUSIP. No. 904784 501, hereinafter the “Old New York Shares”) outstanding at that time), the U.S. Agent is hereby authorized and directed to take the following actions: (i) issue and deliver 0.892857143 of a Current New York Share for each Old New York Share presented to the U.S. Agent for exchange into a Current New York Share prior to the expiration of the applicable abandoned property laws of the relevant State of the United States and (ii) following the expiration of the applicable abandoned property laws of the relevant States of the United States, escheat to the relevant authorities any Current New York Shares received by the U.S. Agent from Citibank in respect of Old New York Shares not presented to the U.S. Agent for exchange into Current New York Shares prior to such expiration. In connection with the foregoing, the Issuer shall not be required to issue fractional Current New York Shares and, if any exchange would require the issuance of a fractional Current New York Share, the U.S. Agent shall contact the Issuer prior to any such issuance to receive instructions from the Issuer on how to process such exchange.

8.	Correspondence; Etc.

The U.S. Shareholder Servicing Agent shall answer and acknowledge in a timely manner all correspondence relating to the New York Register from the NYSE and its members, and shareholders and their agents.

9.	Coordination with DTC

The U.S. Agent shall use its reasonable best efforts to coordinate with DTC to establish with DTC, on behalf of the Issuer, the procedures that are reasonably necessary to enable persons holding New York Shares through DTC and through participants in DTC to (i) receive distributions of cash, Common Shares, or other than cash or Common Shares, (ii) vote the New York Shares, or (iii) otherwise exercise any rights attendant to the New York Shares, in each case upon terms otherwise contemplated in the Agreement.

10.	Restricted New York Shares

The U.S. Registrar and the U.S. Transfer Agent shall, at the request and expense of the Issuer, establish procedures enabling the issuance of New York Shares on the New York Register that are subject to transfer restrictions (such New York Shares, the “Restricted New York Shares,” and the New York Certificates evidencing the Restricted New York Shares, the “Restricted New York Certificates”). The Issuer shall assist the U.S. Registrar and the U.S. Transfer Agent in the establishment of such procedures and agrees that it shall take all steps necessary and satisfactory to the U.S. Transfer Agent and the U.S. Registrar to insure that the establishment of such procedures does not violate the provisions of the Securities Act or any other applicable laws. The holders of such Restricted New York Shares may be required prior to the issuance, the transfer of the Restricted New York Shares or the exchange of Restricted New York Shares for Dutch Shares to provide such written certifications or agreements as the Depositary or the Issuer may require. The Issuer shall provide to the U.S. Transfer Agent in writing the legend(s) to be affixed to the Restricted New York Certificates, which legends shall (i) be in a form reasonably satisfactory to the U.S. Transfer Agent and (ii) contain the specific circumstances under which the Restricted New York Certificates and the Restricted New York Shares represented thereby may be transferred or exchanged for Dutch Shares. The Restricted New York Shares shall be identified as such on the U.S. Register. The Restricted New York Shares shall not be eligible for inclusion in any book-entry settlement system, including, without limitation, DTC, and shall not be eligible for issuance as Direct Registration New York Shares. The Restricted New York Certificates and the Restricted New York Shares evidenced thereby shall be transferable only by the holder thereof upon delivery to the U.S. Transfer Agent of (i) all documentation otherwise contemplated by the Agreement and the applicable Restricted New York Certificate and (ii) an opinion of counsel satisfactory to the U.S. Transfer Agent setting forth, inter alia, the conditions upon which the Restricted New York Certificate presented is, and the Restricted New York Shares evidenced thereby are, transferable by the holder thereof under applicable securities laws and the transfer restrictions contained in the legend set forth on the Restricted New York Certificate presented for transfer. Except as set forth herein, the applicable Restricted New York Certificate and as required by applicable law, the Restricted New York Certificates and the Restricted New York Shares evidenced thereby shall be treated as New York

Certificates and New York Shares issued and outstanding under the terms of the Agreement. In the event that, in determining the rights and obligations of the holders of the Restricted New York Shares and parties hereto with respect to any Restricted New York Shares, any conflict arises between (a) the terms of the Agreement (other than this Section) and (b) the terms of (i) this Section or (ii) the applicable Restricted New York Certificate, the terms and conditions set forth in this Section and of the Restricted New York Certificate shall be controlling and shall govern the rights and obligations of the holders and the parties to the Agreement pertaining to the Restricted New York Shares and the Restricted New York Certificates.

If the Restricted New York Certificates and the Restricted New York Shares evidenced thereby are no longer subject to transfer restrictions, the U.S. Registrar and the U.S. Transfer Agent, upon receipt of (x) an opinion of counsel satisfactory to the such Agents setting forth, inter alia, that the Restricted New York Certificates and the Restricted New York Shares are not as of such time subject to transfer restrictions, and (y) instructions from the Issuer to remove the restrictions applicable to the Restricted New York Certificates and the Restricted New York Shares, shall (i) eliminate the distinctions between the applicable Restricted New York Shares and the other New York Shares that are not Restricted New York Shares, (ii) treat the newly unrestricted New York Certificates and New York Shares on the same terms as, and fully fungible with, the other New York Certificates and New York Shares outstanding under the terms of the Agreement on the U.S. Register that are not Restricted New York Certificates or Restricted New York Shares, (iii) take all actions necessary to remove any distinctions, limitations and restrictions previously existing hereunder between the applicable Restricted New York Certificates and the Restricted New York Shares, respectively, on the one hand, and the other New York Certificates and New York Shares that are not Restricted New York Certificates or Restricted New York Shares, respectively, on the other hand, including, without limitation, by making the newly-unrestricted New York Shares eligible for inclusion in the applicable book-entry settlement systems and for issuance as Direct Registration New York Shares.

Exhibit B

to

the Transfer, Registration, Paying Agent and

Shareholder Services Agreement,

dated as of July 1, 2014 (the “Agreement”),

between

UNILEVER N.V. and DEUTSCHE BANK TRUST COMPANY AMERICAS

FEE SCHEDULE

Unless otherwise set forth herein, all capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement. All terms and conditions of the Agreement are incorporated herein by reference.

Service	Rate	By Whom Paid
Registration of Common Shares on the New York Register and Issuance of New York Shares	Up to 5¢ per New York Share	Shareholder
Removal of New York Shares from the New York Register and transfer to the Dutch Register	Up to 5¢ per New York Share	Shareholder

B-1

Exhibit C

to

the Transfer, Registration, Paying Agent and

Shareholder Services Agreement,

dated as of July 1, 2014 (the “Agreement”),

between

UNILEVER N.V. and DEUTSCHE BANK TRUST COMPANY AMERICAS

AUTHORIZED PERSONS

Unless otherwise set forth herein, all capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement. All terms and conditions of the Agreement are incorporated herein by reference.

The following persons are authorized to instruct DBTCA on behalf of the Issuer under the terms of the Agreement.

NAME	TITLE	SIGNATURE
Tonia Lovell	Group Secretary
Michiel Roovers	Deputy Secretary and Corporate Legal Counsel
Ritva Sotomaa	Chief Legal Officer
Dirk Peter Velthuijsen	Attorney
Sandy Groeneveld	Attorney

C-1

Exhibit D

to

the Transfer, Registration, Paying Agent and

Shareholder Services Agreement,

dated as of July 1, 2014 (the “Agreement”),

between

UNILEVER N.V. and DEUTSCHE BANK TRUST COMPAMNY

AMERICAS

DIRECT REGISTRATION TERMS AND CONDITIONS

DIRECT REGISTRATION

THE NEW STANDARD IN NEW YORK

REGISTRY SHARE OWNERSHIP

The Direct Registration System (DRS) is a service within the securities industry that allows your shares of New York Registry (NY Registry Shares) of Unilever to be held in your name and tracked electronically. You retain full ownership of your NY Registry Shares, without having to hold a certificate to evidence your NY Registry Shares. Similar to a safekeeping account, you will have an account number and receive statements that detail your account activity and your NY Registry Share balance. This paperless form of New York Registry Share ownership is commonly referred to as “book-entry” because your NY Registry Shares are accounted for on the books or records of the registrar and transfer agent for NY Registry Shares. Deutsche Bank Trust Company Americas (“DBTCA”) is the registrar and transfer agent for your NY Registry Shares.

NY Registry Shares held in book-entry have all the traditional rights and privileges as NY Registry Shares held in certificated form. You will receive all corporate communications, dividends, annual reports and proxy materials directly from DBTCA. Plus, by keeping your NY Registry Shares in book-entry, you don’t have to worry about protecting your certificates from loss, theft, or destruction. Book-entry ownership also allows for convenient electronic NY Registry Share transactions, such as ownership transfers, sales, and moving NY Registry Shares to or from a broker.

FREQUENTLY ASKED QUESTIONS

Can I convert my certificated NY Registry Shares into book-entry NY Registry Shares?

Yes, you can convert your NY Registry Shares held in certificated form into book-entry NY Registry Shares by mailing your certificates to DBTCA, c/o American Stock Transfer & Trust Co LLC, 6201 15th Avenue, Brooklyn, NY 11219, Att/ ADR Services together with a letter of instruction. The certificates representing your NY Registry Shares should not be endorsed.

Certificates should be sent to DBTCA at the address below by registered mail with return receipt requested and insured for 3% of the market value, with a minimum of $50.00. This amount represents the replacement cost that will be charged to you if your certificates are lost in transit to DBTCA. Send your certificates to DBTCA, c/o American Stock Transfer & Trust Co LLC, 6201 15th Avenue, Brooklyn, NY 11219, Att/ ADR Services.

Does holding NY Registry Shares in book-entry have an effect on my dividends?

No. Your dividends will not be affected by holding NY Registry Shares in book-entry form, whether your account is set-up for dividends to be reinvested under the Deutsche Bank Global Direct Investor Services Program or paid to you by check or by direct deposit. You may enroll to receive your dividends via direct deposit online by accessing the website of our agent, American Stock Transfer & Trust Company at www.amstock.com, and selecting “Account Access and General Information” from the sub-menu and then selecting “Account Access” from the next sub-menu. You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or PIN, if you do not have a social security number). You can generate a PIN under either of these options. Once you have accessed your account, select “Receive dividends via direct deposit”.

When will I receive statements?

You will receive a statement or confirmation detailing any activity affecting your book-entry NY Registry Shares shortly after a transaction has taken place. You may also receive statements at other points in time. Plus, you can contact DBTCA customer service and request a statement at any time. It is important to keep your statements for tax purposes.

How do I transfer ownership of my book-entry NY Registry Shares?

The requirements for transferring ownership of book-entry NY Registry Shares are the same as for certificated NY Registry Shares. In order to complete a transfer, you must submit written instructions and proper documentation, along with a Medallion Guarantee. For more information, or to request a Transfer of Ownership Form, please call DBTCA customer service at the number appearing on your statement.

Is it possible to move NY Registry Shares from my broker to a book-entry account at DBTCA?

Yes. Your broker can move NY Registry Shares electronically from your brokerage account to either a new or an existing account at DBTCA. Please contact your broker for more information.

Can I get a certificate for my NY Registry Shares?

Yes, you can request a certificate for all or a portion of your whole NY Registry Shares by sending a written request to DBTCA, c/o American Stock Transfer & Trust Co LLC, 6201 15th Avenue, Brooklyn, NY 11219, Att: ADR Services, or by accessing your account online at www.amstock.com, selecting “ Account Access and General Information” from the sub-menu, and then selecting “Account Access” from the next sub-menu. You will be prompted to enter your ten digit account number (provided to you on your account statement) and your social security number (or PIN, if you do not have a social security number). You can generate a PIN under either of these options. Once you have accessed your account you may submit a request to receive a certificate.

Please allow seven to ten business days for the certificate to be printed and delivered by first class mail. If you choose to have a certificate issued for all of your book-entry NY Registry Shares, any fractional NY Registry Share you may own at that time, including fractional shares held under the Deutsche Bank Global Direct Investor Services Program, will be sold and you will receive a check for the sale proceeds of that fractional NY Registry Share less any applicable fees as noted below. DBTCA recommends that your certificates be placed in a safety deposit box in a secure financial institution. If the certificates are accidentally lost, there is a surety bond fee of 3% of the current market value as of the time the NY Registry Shares are reported lost, or a minimum $50.00 flat fee, for NY Registry Shares with market value under $1,000. If you are planning to sell your NY Registry Shares, DBTCA offers the sales facility as noted below.

Can I sell my book-entry NY Registry Shares through DBTCA?

Yes, you can request the sale of all or a portion of your book-entry NY Registry Shares through DBTCA by sending a written request to DBTCA. A service fee of $15 plus a processing fee, currently at $0.12 per each whole NY Registry Share and fraction sold, will be charged for each sale. The processing fee will include any applicable brokerage commissions DBTCA is required to pay. The fees will be deducted from the sale proceeds and a check for the net proceeds will be mailed to you. Sales orders will be processed in accordance with the “Terms and Conditions” described on the following page. Any account with an uncertified U.S. Social Security Number or U.S. Taxpayer Identification Number will be subject to backup withholding.

How do I deliver my book-entry NY Registry Shares to my broker?

Your book-entry NY Registry Shares can be moved to your brokerage account electronically through the DRS. If your broker does not participate in the DRS, you will have to request physical certificates, and then deliver the physical certificates to your broker. If your broker does participate in the DRS, you will need to supply your broker with specific information about your book-entry account at DBTCA in order for your broker to move your NY Registry Shares. The information you will need is printed on your statement. Please contact your broker for more information.

Can I still sell NY Registry Shares through my broker?

Yes, you can still sell NY Registry Shares through your broker. First, your NY Registry Shares must be delivered to your broker. Please read the instructions immediately above to move NY Registry Shares to your broker.

Whom should I contact if I have additional questions?

If you have any additional questions on your book-entry NY Registry Shares or require other assistance, please call DBTCA at the number appearing on your statement.

SALES ORDER PROCESSING THROUGH DBTCA

TERMS AND CONDITIONS

1.	Deutsche Bank Trust Company Americas (DBTCA) will act as an independent sales order service agent for holders of New York Registry Shares (NY Registry Shares) pursuant to these Terms and Conditions.

2.	DBTCA, in accordance with your authorization, will sell all or a portion of the whole and fractional NY Registry Shares credited to your book-entry account at any time, upon request. The authorization to sell includes an authorization to transfer your NY Registry Shares as necessary to complete the sale. You must request a sale in writing.

3.	In making a request to sell, you agree to the terms and conditions of the Direct Registration System (DRS) and agree that the authorization to sell constitutes an authorization to transfer the NY Registry Shares as necessary to complete the sale. By making a request to sell, you agree that your request constitutes an effective and binding instruction on which DBTCA may rely.

4.	All NY Registry Shares that are subject to sales requests will ordinarily be sold within five trading days from the date the request was received. DBTCA will mail the proceeds of the sale directly to you, less all applicable sales order service fees and processing fees. The processing fees include any applicable brokerage commissions DBTCA is required to pay. Sales requests received by 1:00 p.m., Eastern Time, on any trading day will be treated as received on that day. Sales requests received after 1:00 p.m., Eastern Time, will be treated as received on the next trading day. Sales requests received on a non-trading day will be deemed to have been received on the next trading day.

5.	To maximize cost savings, DBTCA will endeavor to sell orders in round lot transactions. For this purpose, it may combine one selling NY Registry Share holder’s order with those of others. DBTCA’s broker may be required by market conditions to execute more than one transaction in filling a given aggregate order for DBTCA, and those trades may occur at different prices. In every case, the price to each selling NY Registry Share holder will be the weighted average sales price, net of DBTCA service and processing fees, obtained by DBTCA’s broker for each aggregate order placed by DBTCA.

6.	DBTCA will instruct its broker, which may be an affiliate of DBTCA, to effect sales on any securities exchange where the Company’s NY Registry Shares are traded, in the over-the-counter market, or by negotiated transactions, subject to such terms with respect to price, delivery, etc., as DBTCA may agree. NY Registry Share holders may not direct the time or price at which NY Registry Shares may be sold by DBTCA, or select the broker or dealer through whom sales are to be made.

7.	For processing all sales instructions submitted by a NY Registry Share holder, DBTCA will receive compensation according to its current fee schedule. The current sales order fee consists of a service fee of $15 per transaction and a processing fee of $0.12 per each whole NY Registry Share and fraction sold, which includes any applicable brokerage commissions DBTCA is required to pay. The fees will be deducted from the proceeds of the sale. Fees are subject to change at any time and any NY Registry Share holder considering a sale should inquire about the applicable fees before requesting a sale. Any account with an uncertified U.S. Social Security Number or U.S. Taxpayer Identification Number will be subject to backup withholding.

8.	The Tax Equity and Fiscal Responsibility Act of 1982 imposes certain reporting obligations on brokers and other intermediaries. As a result, DBTCA is required to report to the Internal Revenue Service and you any sale of NY Registry Shares made on your behalf.

9.	The sale of NY Registry Shares through DBTCA is not available to any NY Registry Share holder who is considered an “affiliate” of the Company as that term is used in Rule 144 under the Securities Act of 1933.

10.	No order by you to sell NY Registry Shares recently acquired will be accepted until DBTCA has definitively posted the NY Registry Shares to your book-entry account.

11.	Neither DBTCA nor the issuer shall be liable in connection with DBTCA’s sales order processing through DRS for any act done in good faith or for any good faith omission to act including, without limitation, any claims for liability (1) arising out of processing an order subsequent to a NY Registry Share holder’s death but prior to receipt of written notice of death from an appropriate fiduciary, and (2) with respect to the prices or times at which NY Registry Shares are sold for your account. DBTCA will have no responsibility for the market value of NY Registry Shares in your book-entry account, and no liability for failed executions due to reasons beyond DBTCA’s reasonable control. DBTCA shall not be liable for any loss or damage resulting from its inability to comply with these Terms and Conditions by reason of events beyond its reasonable control, including acts of war, terrorism, riots, civil emergencies, acts of God or nature, local or regional electrical or communications system breakdowns, or acts of civil or military authority. You agree to indemnify and hold harmless DBTCA and its service providers from and against any loss or liability DBTCA incurs (and all expenses reasonably incurred in defending against claims arising out of such losses or liabilities) for actions DBTCA and its service providers take or omit in respect of your account (other than actions and omissions constituting willful misconduct or gross negligence of DBTCA or its service providers). Neither DBTCA nor the Company recommends any transaction. Decisions to sell NY Registry Shares are entirely under your control and subject to your own research and judgment.

12.	The laws of the State of New York govern these terms and conditions and all sales order processing by DBTCA through the DRS.

13.	DBTCA reserves the right to amend or modify the provisions of these terms and conditions for Sales Order Processing at any time by mailing a copy of such amendment or modification (that may be included with other issuer mailings to you) to all NY Registry Share holders in the DRS.

14.	DBTCA undertakes to perform only such duties as are expressly set forth in these terms and conditions, and no implied covenants or obligations shall be read into these terms and conditions against DBTCA.

Privacy Policy

In general, Deutsche Bank Trust Company Americas is committed to keeping our customers’ information secure and private. In order to protect the confidentiality of customer information, we maintain and enforce stringent control policies for access to such information. Our safeguards are designed to prevent any unauthorized or unnecessary access to customer information.

To achieve and maintain the highest level of security for our customer information, from time to time we may engage other companies to provide services to us or to our customers. Pursuant to our agreements with these other companies, any information such companies receive concerning Deutsche Bank Trust Company Americas customers must be carefully safeguarded and used exclusively as explicitly allowed therein.

As is legally permissible, Deutsche Bank Trust Company Americas may share information we have about you for legal and business purposes, such as cooperating with requests of regulatory authorities or law enforcement officials; complying with anti-fraud efforts (with your consent); and sharing information with service providers we engage such as financial printers.

The information Deutsche Bank Trust Company Americas receives about you is gathered from a number of sources, including:

•	transactions you make with Deutsche Bank Trust Company Americas, including account balances

•	requests you make to Deutsche Bank Trust Company Americas for information concerning products and services, including financial information you submit to us on a new enrollment application

This Deutsche Bank Trust Company Americas Privacy Policy applies strictly to our Direct Registration service and to current or former shareholder participants in the Direct Registration service. This Privacy Policy is provided to shareholders upon their opening of a new account and is distributed annually thereafter. Should any material amendment be made to this Privacy Policy, we undertake to notify each affected participant.

Exhibit E

to

the Transfer, Registration, Paying Agent and

Shareholder Services Agreement,

dated as of July 1, 2014 (the “Agreement”),

between

UNILEVER N.V. and DEUTSCHE BANK TRUST COMPAMNY AMERICAS

DTC POWER OF ATTORNEY

Limited Power of Attorney

For

New York Registry Shares

Of

Unilever N.V.

Cede & Co., which is the nominee company of The Depository Trust Company (“Cede”), hereby appoints Deutsche Bank Trust Company Americas (“DBTCA”) its attorney-in-fact, with full power of delegation, to act on its behalf for the sole purpose of signing and delivering, on behalf of Cede, share transfer deeds in respect of shares of New York registry (“NY Registry Shares”) of Unilever N.V., a company incorporated and existing under the laws of The Netherlands (“Unilever”), that have been registered on the register of NY Registry Shares maintained by DBTCA, for and on behalf of Unilever, in the name of Cede to effectuate, as a result of the execution and delivery of such share transfer deeds, the transfer of registration of NY Registry Shares of Unilever from Cede to the designated transferee(s) of such NY Registry Shares of Unilever in The Netherlands, in each case only in accordance with the instructions received by DBTCA, as custodian of the certificate evidencing NY Registry Shares of Unilever registered in the name of Cede, from institutions that are participants in The Depository Trust Company in respect of the applicable NY Registry Shares of Unilever.

This Limited Power of Attorney is coupled with an interest, shall survive any merger or consolidation of Cede or DBTCA, and may be revoked by Cede only by written notice of revocation from Cede to DBTCA.

This Limited Power of Attorney shall be governed by New York law. Cede has caused this Limited Power of Attorney to be executed and delivered on             , 2014 by persons thereunto duly authorized.

CEDE & CO.

By:
Name:
Title:

By:
Name:
Title:

Exhibit F

to

the Transfer, Registration, Paying Agent and

Shareholder Services Agreement,

dated as of July 1, 2014 (the “Agreement”),

between

UNILEVER N.V. and DEUTSCHE BANK TRUST COMPAMNY AMERICAS

UNILEVER POWER OF ATTORNEY

POWER OF ATTORNEY

UNILEVER N.V.

The undersigned:

name	:	Unilever N.V.
legal form	:	naamloze vennootschap
country of incorporation	:	the Netherlands
corporate seat		Rotterdam:
address	:	___________________
city and postal code	:
(the “Principal”),

represented by its executive director:

last name	: ___________________

first names	: ___________________

and represented by its secretary:

last name	: ___________________

first names	: ___________________

hereby grants the following power of attorney:

1.	This power of attorney is granted to Deutsche Bank Trust Company Americas, incorporated as a bank with limited liability in the State of New York (the “Authorised Person”).

2.	This power of attorney is granted solely for the performance of the following acts in the Principal’s name:

a.	the acknowledgement of any transfer of fully paid-up shares in the Principal’s share capital as well as the acknowledgement of the creation, transfer or waiver of any limited right over shares in the Principal’s share capital:

b.	the signing of any entry or booking in the Principal’s shareholders register or in any part of such register, provided always that every booking, addition or deletion shall in all cases be certified by means of two different signatures;

c.	the receipt on behalf of the Principal of share certificates for shares in the Principal’s share capital surrendered to the Principal and the replacement of such certificates;

d.	any other acts which, in the opinion of the Authorised Person, are necessary in that connection or are necessary for the performance of the Authorised Person’s obligations under the Amended and Restated Transfer, Registration, Paying Agent and Shareholder Services Agreement, dated as of July 1, 2014, by and between the Principal and the Authorised Person.

3.a.	This power of attorney may be revoked only by a notice in writing signed by the Principal and delivered to the Authorised Person, and any such revocation shall be effective only from the date of delivery to the Authorised Person.

3.b.	This power of attorney shall survive any merger or consolidation of the Principal or the Authorised Person.

4.	In performing acts pursuant to this power of attorney, the Authorised Person may act as a counterparty to the Principal or act pursuant to a power of attorney granted by one or more other persons involved in the acts referred to in paragraph 2.

5.	The Authorised Person may grant a power of attorney to another person to perform, directly or indirectly, acts in the Principal’s name within the limits of this power of attorney, and the Authorised Person may substitute another person for itself as authorised person. If the first sentence applies, the other person shall (also) be the Authorised Person for the purposes of this power of attorney.

6.	The relationship between the Principal and the Authorised Person arising from this power of attorney shall be governed exclusively by Dutch law.

in evidence whereof:

this power of attorney was signed in the manner set out below.

Unilever N.V.
By:
Title:
Date:

Unilever N.V.
By:
Title:
Date:

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List of Exhibits

Exhibit A	Services Schedule

Exhibit B	Fee Schedule

Exhibit C	Authorized Persons

Exhibit D	Direct Registration Terms and Conditions

Exhibit E	DTC Power of Attorney

Exhibit F	Unilever Power of Attorney

ii